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                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-121263




                             APPLICABLE FINAL TERMS

     Set out below is the form of final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) which will be completed for each tranche of bonds offered and sold pursuant to this prospectus supplement and the U.S. Prospectus. The bonds may be issued in one or more series as we may authorize from time to time. Prospective investors should refer to the applicable prospectus supplement/base prospectus and the U.S. Prospectus for a description of the specific terms and conditions of the particular series of bonds.

                   FINAL TERMS NO. 2202 DATED 14 OCTOBER 2010

                         QUEENSLAND TREASURY CORPORATION

                    ISSUE OF A$ 2,230,000.00 GLOBAL A$ BONDS
     GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$20,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2013 CURRENTLY TOTALING A$3,927,157,000.00 (A$659,013,000.00 INCLUDING BUY BACKS)

                           PART A -- CONTRACTUAL TERMS

     Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 4, 2001 and the U.S. Prospectus dated March 9, 2000 (together, the "Original Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 11, 2009, which constitutes a base prospectus dated December 15, 2009 for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") and the U.S. Prospectus dated December 10, 2009 (together, the "Prospectus"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer, the guarantor and the offer of the bonds is only available on the basis of the combination of this document, the Original Prospectus and the Prospectus. Copies of the Original Prospectus and the Prospectus are available for viewing free of charge at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. The final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website.

     [Include whichever of the following apply or specify as "Not Applicable" (N/A). Note that the numbering should remain as set out below, even if "Not Applicable" is indicated for individual paragraphs or subparagraphs. Italics denote directions for completing the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).]

     [When adding any other final terms or information at, for example, item 19 of Part A or in relation to disclosure relating to the interests of natural and legal persons involved in the issue/offer in Part B consideration should be given as to whether such terms or information constitute "significant new factors" and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.]

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1.       (i)   Issuer:                                       Queensland Treasury Corporation

         (ii)  Guarantor:                                    The Treasurer on behalf of the Government of Queensland

         (iii) Commonwealth Guarantee:                       Applicable

         (iv)  Guarantee Eligibility Certificate Number:     QLDL00017

2.             Benchmark line:                               2013
                                                             (to be consolidated and form a single series with QTC 6%
                                                             Global A$Bonds due 14 August 2013, ISIN US748305BD00)
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3.             Specific Currency or Currencies:              AUD ("A$")

4.       (i)   Issue price:                                  103.378%

         (ii)  Dealers' fees and commissions paid by         No fee or commission is payable in respect of the issue of the bond(s)
               Issuer:                                       described in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons). Instead, QTC pays fees and commissions in accordance with the procedure described in the QTC Fixed
                                                             Interest Distribution Group Operational Guidelines.

5.             Specified Denominations:                      A$1,000

6.       (i)   Issue Date:                                   19 October 2010

         (ii)  Record Date (date on and from which           6 February / 6 August.  Security will be ex-interest on and from
               security is Ex-interest):                     7 February / 7 August.

         (iii) Interest Payment Dates:                       14 February / 14 August

7.             Maturity Date:                                14 August 2013

8.             Interest Basis:                               6 per cent Fixed Rate

9.             Redemption/Payment Basis:                     Redemption at par

10.            Change of Interest Basis or                   Not Applicable
               Redemption/Payment Basis:

11.      (i)   Status of the Bonds:                          Senior and rank pari passu with other senior, unsecured debt obligations of QTC

         (ii)  Status of the Guarantee:                      Senior and ranks pari passu with all its other unsecured obligations

12.            Method of distribution:                       Non-syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.            Fixed Rate Note Provisions Applicable

         (i)   Rate(s) of Interest:                          6 per cent per annum payable semi-annually in arrears

         (ii)  Interest Payment Date(s):                     14 February and 14 August in each year up to and including the Maturity
                                                             Date

         (iii) Fixed Coupon Amount(s):                       A$30 per A$1,000 in nominal amount
               (Applicable to bonds in definitive form)

         (iv)  Determination Date(s):                        Not Applicable

         (v)   Other terms relating to the method of         None
               calculating interest for Fixed Rate Bonds:
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PROVISIONS RELATING TO REDEMPTION

14.            Final Redemption Amount:                      A$1,000 per bond of A$1,000 Specified Denomination
                                                             (NB:  If the Final Redemption Amount is other than 100 per cent. Of the nominal value the bonds will be derivative securities for the purposes of the Prospectus Directive and the requirements of Annex XII to the
                                                             Prospectus Directive Regulation will apply and the Issuer will prepare and publish a supplement to the Prospectus)

15.            Early Redemption Amount(s) payable on         Not Applicable
               redemption for taxation reasons or on event of default and/or the method of calculating the same:

GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.            Form of Bonds:                                Permanent Global Note not exchangeable for Definitive Bonds

17.            Additional Financial Centre(s) or other       Not Applicable
               special provisions relating to Payment
               Dates:

18.            Talons for future Coupons or Receipts to be   No
               attached to Definitive Bonds (and dates on which such Talons mature):

19.            Other terms or special conditions:            Not Applicable

                                                             (When adding any other final terms consideration should be given as to whether such terms constitute "significant new factors" and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive)
DISTRIBUTION

20.      (i)   If syndicated, names and addresses of         Not Applicable
               Managers and underwriting commitments:

         (ii)  Date of Dealer Agreement:                     11 December 2009

         (iii) Stabilizing Manager(s) (if any):              Not Applicable

21.            If non-syndicated, name and address of        Royal Bank of Canada DS Global Markets
               relevant Dealer:                              Level 18
                                                             167 Macquarie Street
                                                             Sydney NSW 2000

22.            Whether TEFRA D or TEFRA C rules applicable   TEFRA Not Applicable
               or TEFRA rules not applicable:
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23.            Non exempt Offer                              Not Applicable
                                                             (N.B. Consider any local regulatory requirements necessary to be fulfilled so as to be able to make a non-exempt offer in relevant jurisdictions. No such offer should be made in any relevant jurisdiction until those requirements have been met. Non-exempt offers may only be made into jurisdictions in which the base prospectus (and any supplement) has been notified/passported.)

24.            Additional selling restrictions:              Not Applicable
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LISTING APPLICATION

     These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) comprises the details required for issue and admission to trading on the Luxembourg Stock Exchange regulated market and admission to the Official List of the Luxembourg Stock Exchange of bonds described herein pursuant to the A$20,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

     The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:

By:  ...................................................
                  Duly authorized

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                           PART B -- OTHER INFORMATION

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1.          LISTING AND ADMISSION TO TRADING

            (i) Listing                                       Bourse de Luxembourg.

            (ii) Admission to trading:                        Application has been made by the Issuer (or on its behalf)
                                                              for the bonds to be admitted to trading on the regulated market of the Bourse de Luxembourg with effect from the Issue Date.

                                                              (Where documenting a fungible issue need to indicate that original securities are already admitted to trading.)

2.          RATINGS

            Ratings:                                          The bonds to be issued have been rated:

                                                              S&P:          AAA
                                                              Moody's:      Aaa

                                                              An obligation rate `AAA' by S&P has the highest credit rating assigned by Standard & Poor's. The obligor's capacity to meet its financial commitment on the obligation is extremely strong.

                                                              Obligations rated `AAA' by Moody's are judged to be of the highest quality with minimal credit risk.

                                                              A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time. Each rating should be evaluated independently of any other rating.

                                                              (The above disclosure should reflect the rating allocated to bonds issued under the bond facility generally or, where the issue has been specifically rated, that rating.)

3.          INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealers, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer. -- Amend as appropriate if there are other interests [(When adding any other description, consideration should be given as to whether such matters described constitute "significant new factors" and consequently trigger the need for a supplement to the prospectus supplement under Article 16 of the Prospectus Directive.)]

4.          REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)         Reasons for the Offer:                            See "Use of Proceeds" section in the prospectus supplement -- if reasons for offer different from making profit and/or  hedging certain risks will need to include those reasons here.
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(ii)        Estimated net proceeds:                           Not Applicable.
                                                              (If proceeds are intended for more than one use will need to split out and present in order of priority. If proceeds insufficient to fund all proposed uses state amount and sources of other funding.)

(iii)       Estimated total expenses:                         Not Applicable.
                                                              [Expenses are required to be broken down into each principal intended "use" and presented in order of priority of such "uses".]

5.          YIELD

            Indication of yield:                              5.11%
                                                              Calculated as 7 basis points less than the yield on the equivalent A$
                                                              Domestic Bond issued by the Issuer under its Domestic A$ Bond
                                                              Facility on the Trade Date.
                                                              The yield is calculated at the Trade Date on the basis of the
                                                              Issue Price. It is not an indication of future yield.

6.          OPERATIONAL INFORMATION

(i)         ISIN Code:                                        US748305BD00

(ii)        Common Code:                                      014569359

(iii)       CUSIP Code:                                       748305BD0

(iv)        Any clearing system(s) other than Depositary      Not Applicable
            Trust Company, Euroclear Bank S.A./N.V. and
            Clearstream Banking, societe anonyme and the relevant identification number(s):

(v)         Delivery:                                         Delivery free of payment

(vi)        Names and addresses of additional Paying          [ ]
            Agent(s) (if any):

7.          TERMS AND CONDITIONS OF THE OFFER

(i)         Offer Price;                                      Not applicable

(ii)        [Conditions to which the offer is subject;]       Not applicable

(iii)       [Description of the application process;]         Not applicable

(iv)        [Details of the minimum and/or maximum amount     Not applicable
            of application;]

(v)         [Description of possibility to reduce             Not applicable
            subscriptions and manner for refunding excess amount paid by applicants;]

(vi)        [Details of the method and time limits for        Not applicable
            paying up and delivering the bonds;]

(vii)       [Manner in and date on which results of the       Not applicable
            offer are to be made public;]
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(viii)      [Procedure for exercise of any right of            Not applicable
            pre-emption, negotiability of subscription rights and treatment of subscription rights not exercised;]

(ix)        [Categories of potential investors to which        Not applicable
            the bonds are offered and whether tranche(s) have been reserved for certain countries;]

(x)         [Process for notification to applicants of the    Not applicable
            amount allotted and the indication whether dealing may begin before notification is made;]

(xi)        [Amount of any expenses and taxes specifically    Not applicable
            charged to the subscriber or Purchaser;]

(xii)       [Name(s) and address(es), to the extent know to   None
            the Issuer, of the placers in the various countries where the offer takes place.]
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